May 31, 1999




BARRETT BUSINESS SERVICES, INC.
4724 SW Macadam Avenue
Portland, OR 97201

Gentlemen:

         This letter amendment (this "Amendment") is to confirm the changes agreed upon between Wells Fargo Bank, National Association ("Bank") and Barrett Business Services, Inc. ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of May 31, 1998, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

         1. The Agreement is hereby amended (a) by deleting "May 31, 1999" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "May 31, 2000," and (b) by deleting "Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00)" as the maximum principal amount available under Line of Credit, and by substituting for said amount "Twelve Million Dollars ($12,000,000.00)," with such changes to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

         2. The following is hereby added to the Agreement as Paragraph 3.:

                           "3.  A term  loan in the  principal  amount  of Eight
                  Million Dollars ($8,000,000.00) ("Term Loan A"), the proceeds of which shall be used for acquisition of other business operations. Bank's commitment to grant the Term Loan A shall terminate on June 30, 1999."

         3. Paragraph I.1. (b) of the Agreement is hereby amended by deleting "Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00)" as the aggregate undrawn amount of all

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Barrett Business Services, Inc.
May 31, 1999
Page 2



outstanding Letters of Credit, and by substituting for said amount "Five Million Dollars ($5,000,000.00)."

         4. Paragraph I.3. is hereby renumbered to paragraph I.4.

         5. The following is hereby added to the Agreement as Paragraph I.3:

                           "3. TERM LOAN A:

         (a) Term Note A. Borrower's obligation to repay the Term Loan A shall be evidenced by a promissory note substantially in the form of Exhibit C attached hereto ("Term Note A"), all terms of which are incorporated herein by this reference.

         (b) Repayment. The principal amount of the Term Loan A shall be repaid in accordance with the provisions of the Term Note A.

         (c) Prepayment. Borrower may prepay principal on the Term Loan A solely in accordance with the provisions of the Term Note A."

         6. Paragraph II.1. is hereby deleted in its entirety, and the following substituted therefor:

                           "1. Interest.  The outstanding  principal  balance of
                  the Line of Credit, Term Loan and Term Loan A shall bear interest at the rates of interest set forth in the Line of Credit Note, Term Note and Term Note A.

                           (a) Computation and Payment.  Interest on the Line of
                  Credit and the Term Loan A shall be computed on the basis of a 360-day year, actual days elapsed. Interest on the Term Loan shall be computed on the basis of a 366-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note, Term Note and Term Note A."

         7. Paragraph II.2. is hereby deleted in its entirety, and the following substituted therefor:

                           "2. Unused Commitment Fee. Borrower shall pay to Bank
                  a fee equal to one hundred fifteen hundredths percent (0.150%) per annum (computed on the basis of a 360-day year,


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Barrett Business Services, Inc.
May 31, 1999
Page 3


                  actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each March, June, September and December."

         8. Paragraph V.8. is hereby deleted in its entirety, and the following substituted therefor:

                           "8.   Financial   Condition.    Maintain   Borrower's
                  financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

                           (a) Working  Capital as of end of each fiscal quarter
                  not less than  $5,500,000  at 6/30/99,  $6,500,000 at 9/30/99,
                  $7,500,000  at 12/31/99 and 3/31/00 and  $8,000,000 at 6/30/00
                  and thereafter, with "Working Capital" defined as total current assets minus total current liabilities.

                           (b) EBITDA not less than $8,000,000.00 as of each fiscal quarter end, on a trailing four-quarters basis including the current quarter then ended, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

                           (c) Funded Debt to EBITDA Ratio as of the end of each
                  fiscal quarter not more than 2.25 to 1.0, with "Funded Debt" defined as all borrowed funds plus the amount of all capitalized lease obligations of Borrower.

         9. Paragraph V.9. is hereby deleted in its entirety, and the following substituted therefor:

                           "9. Merger,  Consolidation,  Transfer of Assets.  Not
                  merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor acquire all or substantially all of the assets of any other entity in any transaction

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Barrett Business Services, Inc.
May 31, 1999
Page 4



                  involving a purchase price of $20,000,000.00 or more without the prior written approval of Bank, which approval shall not be unreasonably withheld; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets, except in the ordinary course of its business."

         10. Paragraph V.12. is hereby deleted in its entirety, and the following substituted therefor:

                           "12. Pledge of Assets. Not mortgage, pledge, grant or
                  permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which are existing as of, and disclosed to Bank in writing prior to, the date hereof, and except security interests for the purchase or lease of assets up to an aggregate principal amount of $25,000.00."

         11. The following is hereby added to the Agreement as Paragraph V.14.:

                           "14. Other Indebtedness. Not create, incur, assume or
                  permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) the unsecured liabilities of Borrower to sellers of companies acquired by Borrower, the total of which shall not exceed $3,500,000.00 at any point in time, without prior Bank approval."

         12. Borrower shall pay to Bank a non-refundable loan fee for the Term Loan A equal to $10,000.00, which fee shall be due and payable in full upon the execution of the documents.

         13. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the

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Barrett Business Services, Inc.
May 31, 1999
Page 5



Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

         14. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

         Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.


                                            Sincerely,

                                            WELLS FARGO BANK,
                                             NATIONAL ASSOCIATION


                                            By: /s/ Julie Wilson
                                                  Julie Wilson
                                                  Vice President


Acknowledged and accepted as of 6-1-99:


BARRETT BUSINESS SERVICES, INC.

By: /s/ Michael D. Mulholland

Title: Vice President - Finance

Portland RCBO
1300 S.W. Fifth Ave. T-13
Portland, OR 97201








                                  May 31, 1998



Barrett Business Services, Inc.
4724 SW Macadam Avenue
Portland, OR 97201

Dear Sir:

         This letter is to confirm that Wells Fargo Bank, National Association ("Bank"), subject to all terms and conditions contained herein, has agreed to make available to Barrett Business Services, Inc. ("Borrower") the following described credit accommodations (each, a "Credit" and collectively, the "Credits"):

         1. A revolving line of credit under which Bank will make advances to Borrower from time to time up to and including May 31, 1999, not to exceed at any time the maximum principal amount of Five Million Six Hundred Fifty Thousand Dollars ($5,650,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital requirements.

         2. A term loan in the original principal amount of Six Hundred Ninety-three Thousand Seven Hundred Fifty Dollars ($693,750.00) ("Term Loan"), on which the outstanding principal balance as of the date hereof is $550,985.16. Subject to the terms and conditions of this letter, Bank hereby confirms that the Term Loan remains in full force and effect.


I.       CREDIT TERMS:

         1. LINE OF CREDIT:

         (a) Line of Credit Note. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

         (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue standby letters of credit for the account of


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Barrett Business Services, Inc.
May 31, 1998
Page 2



Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Six Hundred Fifty Thousand Dollars ($5,650,000.00). Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than ninety (90) days beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this letter applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

         (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit for a period of at least 30 consecutive days during each fiscal year.

         2. TERM LOAN:

         (a) Term Note. Borrower's obligation to repay the Term Loan is evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Term Note"), all terms of which are incorporated herein by this reference. Any reference in the

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Barrett Business Services, Inc.
May 31, 1998
Page 3



Term Note to any prior loan agreement between Bank and Borrower shall be deemed a reference to this letter.

         (b) Repayment. The principal and interest on the Term Loan shall continue to be repaid in accordance with the provisions of the Term Note.

         (c) Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

         3.       COLLATERAL:

         As security for all indebtedness of Borrower to Bank under the Term Loan, Borrower hereby grants to Bank a lien of not less than first priority on that certain real property located at 4724 SW Macadam Avenue, Portland, OR.

         All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.


II.      INTEREST/FEES:

         1. Interest. The outstanding principal balance of the Line of Credit and the Term Loan shall bear interest at the rates of interest set forth in the Line of Credit Note and the Term Note.

         a. Computation and Payment. Interest on the Line of Credit shall be computed on the basis of a 360-day year, actual days elapsed. Interest on the Term Loan shall be computed on the basis of a 366-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note and the Term Note.

         2. Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-eighth percent (0.125%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and

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Barrett Business Services, Inc.
May 31, 1998
Page 4



payable by Borrower in arrears on the last day of each March, June, September and December.

         3. Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity, but at any event not more than 90 basis points.

         4. Collection of Payments. Borrower authorizes Bank to collect all principal, interest and fees due under each Credit by charging Borrower's demand deposit account number 4159-583848 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.


III.     REPRESENTATIONS AND WARRANTIES:

         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this letter and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this letter.

         1. Legal Status. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Maryland, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

         2. Authorization and Validity. This letter, the Line of Credit Note, the Term Note, and each other document, contract or instrument deemed necessary by Bank to evidence any extension of credit to Borrower pursuant to the terms and conditions hereof, or now or at any time hereafter required by or delivered to Bank in connection with this letter (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of

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Barrett Business Services, Inc.
May 31, 1998
Page 5



Borrower or the party which executes the same, enforceable in accordance with their respective terms.

         3. No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

         4. Litigation. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         5. Correctness of Financial Statement. The financial statement of Borrower dated March 31, 1998, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the condition or operation of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

         6. Income Tax Returns. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         7. No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this letter to any other obligation of Borrower.

         8. Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and all rights to trademarks, trade names,

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Barrett Business Services, Inc.
May 31, 1998
Page 6



patents and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

         9. ERISA. To the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event, as defined in ERISA, has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         10. Other Obligations. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

         11. Environmental Matters. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

         12. Real Property Collateral. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

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Barrett Business Services, Inc.
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Page 7



         (a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

         (b) There are no construction or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

         (c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

         (d) There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.


IV. CONDITIONS:

         1. Conditions of Initial Extension of Credit. The obligation of Bank to grant any of the Credits is subject to fulfillment to Bank's satisfaction of all of the following conditions:

         (a) Documentation. Bank shall have received each of the Loan Documents, duly executed and in form and substance satisfactory to Bank.

         (b) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

         (c) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without


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Page 8



limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

         (d) Appraisals. Bank shall have obtained, at Borrower's cost, an appraisal of all real property collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

         (e) Title Insurance. Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank's lien on the real property collateral required hereby to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

         2. Conditions of Each Extension of Credit. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

         (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this letter and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no default hereunder, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such a default, shall have occurred and be continuing or shall exist.

         (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.


V.       COVENANTS:

         Borrower covenants that so long Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of

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Page 9



Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         1. Punctual Payment. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

         2. Accounting Records. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same and inspect the properties of Borrower.

         3. Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank:

         (a) not later than 95 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by an independent certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flow, and source and application of funds statement, and a copy of Borrower's Form 10-K report filed with the Securities and Exchange Commission;

         (b) not later than 50 days after and as of the end of each fiscal quarter, a copy of Borrower's Form 10-Q report filed with the Securities and Exchange Commission;

         (c) from time to time such  other  information  as Bank may  reasonably
request,   including  without  limitation,   copies  of  rent  rolls  and  other
information with respect to any real property collateral required hereby.

         4. Compliance. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of a governmental agency applicable to Borrower and/or its business.

         5. Insurance. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business

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Page 10



similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         6. Facilities. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

         7. Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

         8. Financial Condition. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

         Total Liabilities divided by Net Worth not at any time greater than 1.5 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities, and with "Net Worth" defined as the aggregate of assets minus liabilities.

         9. Merger, Consolidation, Transfer of Assets. Not merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor acquire all or substantially all of the assets of any other entity in any transaction involving $20,000,000.00 or more without the prior written approval of Bank, which approval shall not be unreasonably withheld; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

         10. Guaranties. Not guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable

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instruments  for deposit or  collection  in the  ordinary  course of  business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

         11. Loans, Advances, Investments. Not make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, or any loans or advances or investments made in the normal course, such as short term advances to employees or investments of excess cash.

         12. Pledge of Accounts. Borrower shall give Bank at least fifteen (15) days prior notice of any intent by Borrower to pledge, grant or permit to exist a security interest in, or lien upon, any of its accounts, general intangibles that constitute payment of rights, and other rights to payment, (the foregoing, together with the proceeds thereof being, collectively, "Receivables Collateral") in favor of any party other than Bank (an "Other Lender"). Borrower agrees that in such event, Borrower shall grant to Bank a security interest and lien in the Receivables Collateral to secure all of Borrower's obligations to Bank under the Line of Credit, and Bank and any such Other Lender's rights and interests in and to the Receivables Collateral shall be of equal priority, with each of Bank and such Other Lender to share the Receivables Collateral on a pro-rata basis, based on the maximum principal amount of, respectively the loan from the Other Lender and the maximum principal amount of the Line of Credit. Further, in such event, borrower agrees to execute, and any such pledge of receivables collateral to an Other Lender would be made subject to the execution by such other lender of, appropriate documents to effectuate the foregoing.

         13. Year 2000 Compliance. Perform all acts reasonably necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower

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Page 12



shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms hereof as Bank may from time to time require.


VI.      DEFAULT, REMEDIES:

         1. Default, Remedies. Upon the violation of any term or condition of any of the Loan Documents, or upon the occurrence of any default or defined event of default under any of the Loan Documents: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credits and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of any such breach or default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

         2. No Waiver. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.


VII. MISCELLANEOUS:

         1. Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this letter must be in writing delivered to each party at its address first set forth above, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed

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Page 13



given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         2. Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this letter and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         3. Successors, Assignment. This letter shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith Bank may disclose all documents and information which Bank now has or hereafter may acquire relating to any of the Credits, Borrower or its business, or any collateral required hereunder.

         4. Entire Agreement; Amendment. This letter and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This letter may be amended or modified only in writing signed by each party hereto.

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Page 14



         5. No Third Party Beneficiaries. This letter is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this letter or any other of the Loan Documents to which it is not a party.

         6. Severability of Provisions. If any provision of this letter shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this letter.

         7. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of Oregon.

         8.  Arbitration.

         (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this letter. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

         (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Oregon selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any

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Page 15



such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

         (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

         (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Oregon State Bar or retired judges of the state or federal judiciary of Oregon, with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of Oregon, (ii) may grant any remedy or relief that a court of the state of Oregon could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

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         (e) Judicial Review.  Notwithstanding  anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Oregon, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the
arbitrators  are  supported  by  substantial  evidence,   and  (B)  whether  the
conclusions of law are erroneous under the substantive law of the state of Oregon. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Oregon.

         (f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

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Barrett Business Services, Inc.
May 31, 1998
Page 17


         Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Bank's commitment to extend any credit to Borrower pursuant to the terms of this letter shall terminate on June 19, 1998, unless this letter is acknowledged by Borrower and returned to Bank on or before that date.

                                       Sincerely,

                                       WELLS FARGO BANK,
                                         NATIONAL ASSOCIATION

                                       By:/s/ Marlene Roberts
                                           Marlene Roberts
                                           Vice President

Acknowledged and accepted as of 6-1-98:

BARRETT BUSINESS SERVICES, INC.

By: /s/ Michael D. Mulholland

Title:  Vice President-Finance